Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Stock Incentive Plan, as amended, the 2019 Stock Incentive Plan, and the 2019 Employee Stock Purchase Plan of Trevi Therapeutics, Inc. of our report dated February 20, 2019 (except Note 17(b), as to which the date is April 22, 2019), with respect to the consolidated financial statements of Trevi Therapeutics, Inc. included in its Registration Statement, as amended (Form S-1 No. 333-230745) and related Prospectus of Trevi Therapeutics, Inc. filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

May 7, 2019